Free Writing Prospectus Dated July 6, 2011 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

                                           Free Writing Prospectus
                                           Dated July 6, 2011
                                           Registration Statement No. 333-156423
                                           Filed Pursuant to Rule 433

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[] Overview              Morgan Stanley Cushing[R] MLP High Income Index         Products
[] Investor Material     ETN                                                     Morgan Stanley Cushing(r)
[] Stanley Cushing[R]                                                            MLP High Income Index ETN
[] Important Information The Exchange Traded Notes (ETNs) are based on the       (MLPY)
[] Income Index ETN      performance of the Cushing[R] High Income Index (the    Morgan Stanley SandP 500(r)
[] FAQs                  Index), which is a criteria- weighted index tracking    Crude Oil Linked ETN (BARL)
                         the performance of 30 Master Limited Partnerships (MLPs)
                         which hold energy and shipping assets in North America.
                         These Index constituents are chosen for having the highest current indicative yields among MLPs meeting certain
                         criteria(1) . The quarterly coupon payments are linked to
                         the cash distributions paid on the MLPs in the Index, less accrued tracking fees. The ETNs are senior, unsecured debt obligations of Morgan Stanley.

                         [] Factsheet
                         [] Prospectus

               ETN Product Profile
               Product Name        Morgan Stanley Cushing[R] MLP High Income Index ETN
               ETN Ticker                                      MLPY Equity
               Intraday Indicative Value Ticker              MLPY.IV Equity
               Underlying Index            The Cushing[R] MLP High Income Index
               Index Ticker                                       MLPY Index
               Issuer                                          Morgan Stanley
               Current Indicative Yield of ETN(1)                 6.34%
               ETN Annual Tracking Fee                            0.85%
               Primary Exchange                                    NYSE Arca
               CUSIP                                              61760E846
               ETN Inception Date                              March 16, 2011
               ETN Maturity Date                               March 21, 2031

                         Source: Bloomberg, as of June 30, 2011. The quarterly
                         distributions on the ETNs, if any, will be based on the
                         actual quarterly distributions made by the MLPs that are
                         included in the Index net of the Annual Tracking Fee of
                         0.85% per annum.

                         (1) The "current indicative yield" of a security is defined as the last quarterly distribution annualized divided by the current security price, with adjustment in some cases made for more current information. See "Information About the
                         Index--Current Indicative Yield" in the pricing supplement.
                         Since the current indicative yield reflects only the last
                         quarterly distribution by the MLP, there can be no assurance that the MLPs included in the Index based on this past
                         performance will make any distributions in the next or any future period.

                         The "current indicative yield of ETN" equals the latest
                         quarterly coupon annualized and divided by the ETN closing price on June 30, 2011.
                                                                              5-year
                         Index Total Returns (%)               1-year Return Annualized
                         The Cushing[R] MLP High Income Index      33.90%       17.25%
                         Alerian MLP Index                         27.86%       16.10%
                         SandP 500[R] Index                        30.69%        2.94%
                         SandP 500[R] Utilities Index              23.86%        4.79%
                         FTSE NAREIT Equity REITs Index(TM)        34.09%        2.61%

Source: Bloomberg, as of June 30, 2011. The returns are provided for informational purposes only. The returns are total returns, which reflect the performance of each index including dividends. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will perform as well as or outperform any investment strategy. The data for the Cushing MLP[R] High Income
Index for the period prior to its inception on July 19, 2010 is pro forma and is derived by using the Index's calculation methodology with historical prices.

Historical Total Return Index Performance from Inception of the Cushing[R] MLP
High Income Index

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Source: Bloomberg, as of June 30, 2011. Each of these indices was calculated based on a level for such index set equal to 100% on July 19, 2010. Historical performance of the Index is not indicative of future performance of the Index or of the ETNs. Fluctuations in the Index level may be more or less than that for the value of the ETNs. There is no guarantee that the Index or the ETNs will perform as well as or outperform any alternative investment strategy.

Top 10 Cushing[R] MLP High Income Index Components
Name                                   Ticker      Weight
Linn Energy LLC                        LINE        5.28%
Penn Virginia Resource Partners LP     PVR         5.16%
Copano Energy LLC                      CPNO        5.12%
Regency Energy Partners LP             RGNC        4.92%
Energy Transfer Partners LP            ETP         4.90%
BreitBurn Energy Partners LP           BBEP        4.87%
Boardwalk Pipeline Partners LP         BWP         4.77%
Encore Energy Partners LP              ENP         4.74%
Inergy LP                              NRGY        4.69%
Ferrellgas Partners LP                 FGP         4.60%
Source: Bloomberg, as of June 30, 2011
MLP Overview

What are MLPs?
MLPs are partnerships that trade on U.S. public exchanges or markets (e.g.,
NYSE). Most MLPs own and operate assets in the energy sector as natural resource-based companies that own, build and maintain the energy infrastructure
(e.g., pipelines, storage facilities, gathering systems and processing plants)
of North America. They are structured as partnerships rather than taxable corporations, so they do not pay federal or state income taxes at the entity level. The business model of a typical MLP seeks the advantages of high barriers to entry, low price sensitivities and continued demand for energy-related products and services due to overall energy demand.

Why invest in MLPs?
MLPs have historically performed well in a variety of market environments, typically with low correlation to the market. Investors have favored this asset class for its recent history of high, stable and growing distributions.
However, there can be no assurance that performance, low correlation or high distributions will continue in the future.

Last 12 Month Dividend Yield
Cushing® High Income MLP Index
7.18%
Alerian MLP Index
5.81%
REITs Index
4.14%
Utilities Index
4.20%
S&P 500® Index
1.92%
0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00%

Source: Bloomberg, as of June 30, 2011. "Alerian MLP Index", "REITs Index", "Utilities Index", and "S&P 500® Index" refer to the Alerian MLP Index, the Dow Jones U.S. Real Estate Index, the Utilities Select Sector Index, and the S&P 500® Index, respectively. The last 12 month dividend yield equals the sum of gross dividend per share amounts that have gone ex-dividend over the prior 12 months, divided by the current price on the date shown above.

Benefits of Investing in the ETNs

- **Portfolio of MLPs**: Exposure to a portfolio of 30 high income MLPs in a single investment.
- **Variable quarterly coupons**: Based on the cash distributions, if any, made by the MLPs in the Index, less fees.
- **Simplified tax reporting**: Investors receive Form 1099 (for coupon payments); no K-1 forms to deal with for underlying MLP exposure.
- **Reduced tracking error**: Performance calculated based on benchmark index.

What are some of the key risks of an investment in the ETNs?

- The ETNs may result in a loss of some or all of your investment.
- The ETNs are unsecured debt obligations of Morgan Stanley and therefore are subject to the credit risk of Morgan Stanley.
- Coupon payments are not guaranteed, will be variable and may be zero. The Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity, call or upon early repurchase.
- The ETNs may not have an active secondary market and may not continue to be listed over their term.
- The Index constituents are concentrated in the energy industry. The Index is solely comprised of securities of MLPs which hold energy and shipping assets in North America.
- The payment on the ETNs at maturity or call, or upon early repurchase, is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the ETNs. The VWAP Level of the Underlying Index will most likely differ from the closing level of the Underlying Index.
- Your right to obligate us to repurchase the ETNs is on a weekly basis and is subject to a substantial minimum size restriction of at least 100,000 ETNs and a Repurchase Fee of 0.125% of the applicable Repurchase Amount as of the Repurchase Valuation Date. Liquidity could be limited if you hold less than the minimum amount of ETNs.
- The ETNs may be accelerated and mandatorily repurchased by the Issuer, resulting in a loss of some or all of your investment.
- You will not know the Repurchase Amount that you will receive at the time you elect to request that we repurchase your ETNs.
- Significant aspects of the tax treatment of the ETNs are uncertain.

Morgan Stanley ETNs are debt securities subject to credit risk and not equivalent to exchange traded funds or ETFs that are typically registered investment companies that hold an underlying portfolio of securities.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the pricing supplement for the ETNs and the prospectus supplement and prospectus that accompany such pricing supplement.

This material is provided by Morgan Stanley or its affiliate ("Morgan Stanley"). Products and services mentioned in this publication may not be available for residents of certain foreign jurisdictions. An investment in Morgan Stanley ETNs involves risks, including possible loss of principal. For a description of the restrictions relating to the ETNs and the primary risks see the applicable pricing supplement. The financial instruments described herein may not be suitable for all investors and suitability should be determined for each investor. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved.

This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters. In the U.S., securities underwriting, trading and brokerage activities and M&A advisory activities are provided by Morgan Stanley & Co. LLC, a registered broker-dealer that is a wholly owned subsidiary of Morgan Stanley, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

"Cushing®" is a registered trademark of Swank Capital, LLC and the Cushing® MLP High

Income Index is the property of Swank Capital, LLC. The use of both is granted under a license from Swank Capital, LLC. Swank Capital, LLC has contracted with
Standard and Poors Financial Services LLC ("SandP") to maintain and calculate the
Cushing[R] MLP High Income Index. Standard and Poor's and SandP are registered trademarks of Standard and Poor's Financial Services LLC "Calculated by SandP
Custom Indices" and its related stylized mark(s) are service marks of Standard and Poor's Financial Services LLC, and have been licensed for use by Swank
Capital, LLC. Swank Capital, LLC and SandP and their respective affiliates shall have no liability for any errors or omissions in calculating the Cushing[R] MLP
High Income Index. The ETNs are not issued, sponsored, endorsed, sold or promoted by Swank Capital LLC or its affiliates. Swank Capital, LLC makes no representation or warranty, express or implied, to the owners of ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Cushing[R] MLP High
Income Index to track general market performance. Swank Capital, LLC's only relationship to the ETNs is the licensing of the Cushing[R] MLP High Income
Index, which is determined, composed and calculated without regard to the ETNs.
Swank Capital, LLC has no obligation to take the needs of the owners of ETNs into consideration in determining, composing or calculating the Cushing[R] MLP
High Income Index. Swank Capital, LLC is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of
ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. Swank Capital, LLC has no obligation or liability in connection with the issuance, administration, marketing or trading of the ETNs.

Morgan Stanley has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for any offering to which this material relates. Before you invest, you should read the prospectus in that registration statement, the applicable pricing supplement, prospectus supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan
Stanley will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may request a copy from any other dealer participating in the offering.

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